Exhibit 4.1

Execution Version

Reebonz Holding Limited

and

Continental Stock Transfer & Trust Company, as

Warrant Agent

Warrant Agency Agreement

Dated as of April 17, 2019

WARRANT AGENCY AGREEMENT

WARRANT AGENCY AGREEMENT, dated as of April 17, 2019 (“Agreement”), between Reebonz Holding Limited, an exempted company incorporated in the Cayman Islands (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, the Company is engaged in a public offering (the “Offering”) of up to 2,150,000 ordinary shares, par value US$0.0008 per share of the Company (the “Ordinary Shares”) and 2,150,000 warrants to purchase one Ordinary Share (each, a “Warrant “ and collectively, the “Warrants”), and the Company wishes to issue the Warrants in book entry form entitling the respective holders of the Warrants (the “Holders”, which term shall include a Holder’s transferees, successors and assigns and “Holder” shall include, if the Warrants are held in “street name,” a Participant (as defined below) or a designee appointed by such Participant) to purchase Ordinary Shares upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form F-1 for the registration under the Securities Act of 1933, as amended (the “Act”), of, among other securities, the Units, the Ordinary Shares, and the Warrants (File No. 333-229839) (the “Registration Statement”);

WHEREAS, the Ordinary Shares and Warrants to be issued in connection with the Offering shall be immediately separable and will be issued separately, but will be purchased together in the Offering; and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, registration, transfer, exchange, exercise and replacement of the Warrants and, in the Warrant Agent’s capacity as the Company’s transfer agent, the delivery of the Warrant Shares (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which the New York Stock Exchange is authorized or required by law or other governmental action to close.

(b) “Close of Business” on any given date means 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., New York City time, on the next succeeding Business Day.

(c) “Person” means an individual, corporation, association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

(d) “Warrant Certificate” means a certificate issued to a Holder, representing such number of Warrant Shares as is indicated therein.

(e) “Warrant Shares” means the Ordinary Shares underlying the Warrants and issuable upon exercise of the Warrants.

All other capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Warrant.

Section 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Warrant Agent hereby accepts such appointment. The Company may from time to time appoint a Co-Warrant Agent as it may, in its sole discretion, deem necessary or desirable. The Warrant Agent shall have no duty to supervise, and will in no event be liable for the acts or omissions of, any co-Warrant Agent.

Section 3. Global Warrants.

(a) The Warrants shall be issuable in book entry form (the “Global Warrants”). All of the Warrants shall initially be represented by one or more Global Warrants deposited with the Warrant Agent and registered in the name of Cede & Co., a nominee of The Depository Trust Company (the “Depositary”), or as otherwise directed by the Depositary. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Global Warrant or (ii) institutions that have accounts with the Depositary (such institution, with respect to a Warrant in its account, a “Participant”).

(b) If the Depositary subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Global Warrant, and the Company shall instruct the Warrant Agent to deliver to each Holder a Warrant Certificate.

(c) A Holder has the right to elect at any time or from time to time a Warrant Exchange (as defined below) pursuant to a Warrant Certificate Request Notice (as defined below). Upon written notice by a Holder to the Warrant Agent for the exchange of some or all of such Holder’s Global Warrants for a Warrant Certificate evidencing the same number of Warrants, which request shall be in the form attached hereto as Annex A (a “Warrant Certificate Request Notice” and the date of delivery of such Warrant Certificate Request Notice by the Holder, the “Warrant Certificate Request Notice Date” and the deemed surrender upon delivery by the Holder of a number of Global Warrants for the same number of Warrants evidenced by a Warrant Certificate, a “Warrant Exchange”), the Warrant Agent shall promptly effect the Warrant Exchange and shall promptly issue and deliver to the Holder a Warrant Certificate for such number of Warrants in the name set forth in the Warrant Certificate Request Notice. Such Warrant Certificate shall be dated the original issue date of the Warrants and shall be manually executed by an authorized signatory of the Company. In connection with a Warrant Exchange, the Company agrees to deliver, or to direct the Warrant Agent to deliver, the Warrant Certificate to the Holder within two (2) Business Days of the Warrant Certificate Request Notice pursuant to the delivery instructions in the Warrant Certificate Request Notice (“Warrant Certificate Delivery Date”). If the Company fails for any reason to deliver to the Holder the Warrant Certificate subject to the Warrant Certificate Request Notice by the Warrant Certificate Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares evidenced by such Warrant Certificate (based on the VWAP (as defined in the Warrant) of the Ordinary Shares on the Warrant Certificate Request Notice Date), $10 per Business Day (increasing to $20 per Business Day on the fifth Business Day after such liquidated damages begin to accrue) for each Business Day after such Warrant Certificate Delivery Date until such Warrant Certificate is delivered or, prior to delivery of such Warrant Certificate, the Holder rescinds such Warrant Exchange. The Company covenants and agrees that, upon the date of delivery of the Warrant Certificate Request Notice, the Holder shall be deemed to be the holder of the Warrant Certificate and, notwithstanding anything to the contrary set forth herein, the Warrant Certificate shall be deemed for all purposes to contain all of the terms and conditions of the Warrants evidenced by such Warrant Certificate and the terms of this Agreement, other than Section 3(c), which shall not apply to the Warrants evidenced by a Warrant Certificate. In the event a beneficial owner requests a Warrant Exchange, upon issuance of the paper Warrant Certificate, the Company shall act as warrant agent and the terms of the paper Warrant Certificate so issued shall exclusively govern in respect thereof.

Section 4. Form of Warrant. The Warrants, together with the form of election to purchase Ordinary Shares (the “Exercise Notice”) and the form of assignment to be printed on the reverse thereof, whether a Warrant Certificate or a Global Warrant, shall be substantially in the form of Exhibit 1 hereto.

Section 5. Countersignature and Registration. The Warrants shall be executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer, either manually or by facsimile signature, and have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Warrants shall be countersigned by the Warrant Agent either manually or by facsimile signature and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed a Warrant shall cease to be such officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant had not ceased to be such officer of the Company; and any Warrant may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant, shall be a proper officer of the Company to sign such Warrant, although at the date of the execution of this Warrant Agreement any such person was not such an officer.

The Warrant Agent will keep or cause to be kept, at one of its offices, or at the office of one of its agents, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective Holders of the Warrant Certificates, the number of warrants evidenced on the face of each of such Warrant Certificate and the date of each of such Warrant Certificate. The Warrant Agent will create a special account for the issuance of Warrant Certificates.

Section 6. Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates. Subject to the provisions of the Warrant and the last sentence of this first paragraph of Section 6 and subject to applicable law, rules or regulations, or any “stop transfer” instructions the Company may give to the Warrant Agent, at any time after the closing date of the Offering, and at or prior to the Close of Business on the Termination Date, any Warrant Certificate or Warrant Certificates or Global Warrant or Global Warrants may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates or Global Warrant or Global Warrants, entitling the Holder to purchase a like number of Ordinary Shares as the Warrant Certificate or Warrant Certificates or Global Warrant or Global Warrants surrendered then entitled such Holder to purchase. Any Holder desiring to transfer, split up, combine or exchange any Warrant Certificate or Global Warrant shall make such request in writing delivered to the Warrant Agent, and shall surrender the Warrant Certificate or Warrant Certificates to be transferred, split up, combined or exchanged at the principal office of the Warrant Agent, provided that no such surrender is applicable to the Holder of a Global Warrant. Any requested transfer of Warrants, whether a Global Warrant or a Warrant Certificate, shall be accompanied by reasonable evidence of authority of the party making such request that may be required by the Warrant Agent. Thereupon the Warrant Agent shall, subject to the last sentence of this first paragraph of Section 6, countersign and deliver to the Person entitled thereto any Warrant Certificate or Global Warrant, as the case may be, as so requested. The Company may require payment from the Holder of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrants. The Company shall compensate the Warrant Agent per the fee schedule mutually agreed upon by the parties hereto and provided separately on the date hereof.

Upon receipt by the Warrant Agent of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate, which evidence shall include an affidavit of loss, or in the case of mutilated certificates, the certificate or portion thereof remaining, and, in case of loss, theft or destruction, of indemnity in customary form and amount, and satisfaction of any other reasonable requirements established by Section 8-405 of the Uniform Commercial Code as in effect in the State of New York, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor to the Warrant Agent for delivery to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.

Section 7. Exercise of Warrants; Exercise Price; Termination Date.

(a) The Warrants shall be exercisable commencing on the Initial Exercise Date. The Warrants shall cease to be exercisable and shall terminate and become void, and all rights thereunder and under this Agreement shall cease, at or prior to the Close of Business on the Termination Date. Subject to the foregoing and to Section 7(b) below, the Holder of a Warrant may exercise the Warrant in whole or in part upon providing the items required by Section 7(c) below to the Warrant Agent at the principal office of the Warrant Agent or to the office of one of its agents as may be designated by the Warrant Agent from time to time. In the case of the Holder of a Global Warrant, the Holder shall deliver the executed Exercise Notice and payment of the Exercise Price pursuant to Section 2(a) of the Warrant. Notwithstanding any other provision in this Agreement, a holder whose interest in a Global Warrant is a beneficial interest in a Global Warrant held in book-entry form through the Depositary (or another established clearing corporation performing similar functions), shall effect exercises by delivering to the Depositary (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by the Depositary (or such other clearing corporation, as applicable). The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Agreement will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at Warrant Agent risk and for its benefit of funds held in those accounts from time to time. Neither the Company nor the Holders will receive interest on any deposits or Exercise Price.

(b) Upon receipt of an Exercise Notice for a cashless exercise pursuant to Section 2(c) of the Warrant (each, a “Cashless Exercise”), the Company will promptly calculate and transmit to the Warrant Agent the number of Warrant Shares issuable in connection with such Cashless Exercise and deliver a copy of the Exercise Notice to the Warrant Agent, which shall issue such number of Warrant Shares in connection with such Cashless Exercise.

(c) Upon the Warrant Agent’s receipt, at or prior to the Close of Business on the Termination Date set forth in a Warrant, of the executed Exercise Notice, accompanied by payment of the Exercise Price pursuant to Section 2(a) of the Warrant, the shares to be purchased (other than in the case of a Cashless Exercise), an amount equal to any applicable tax, governmental charge or expense reimbursement referred to in Section 6 in cash, or by certified check payable to the order of the Warrant Agent or by a wire transfer and, in the case of an exercise of a Warrant in the form of a Warrant Certificate for all of the Warrant Shares represented thereby, the Warrant Certificate, the Warrant Agent shall cause the Warrant Shares underlying such Warrant to be delivered to or upon the order of the Holder of such Warrant, registered in such name or names as may be designated by such Holder, no later than the Warrant Share Delivery Date. If the Company is then a participant in the DWAC system of the Depositary and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) the Warrant is being exercised via Cashless Exercise, then the certificates for Warrant Shares shall be transmitted by the Warrant Agent to the Holder by crediting the account of the Holder’s broker with the Depositary through its DWAC system, provided the warrant holder causes its broker to initiate a DWAC Deposit to request the shares. For the avoidance of doubt, if the Company becomes obligated to pay any amounts to any Holders pursuant to Section 2(d)(i) or 2(d)(iv) of the Warrant, such obligation shall be solely that of the Company and not that of the Warrant Agent. Notwithstanding anything else to the contrary in this Agreement, except in the case of a Cashless Exercise, if any Holder fails to duly deliver payment to the Warrant Agent of an amount equal to the aggregate Exercise Price of the Warrant Shares to be purchased upon exercise of such Holder’s Warrant as set forth in Section 7(a) hereof, the Warrant Agent will not obligated to deliver certificates representing any such Warrant Shares (via DWAC or otherwise) until following receipt of such payment, and the applicable Warrant Share Delivery Date shall be deemed extended by one day for each day (or part thereof) until such payment is delivered to the Warrant Agent. For purposes of clarity, the Company and Warrant Agent acknowledge and agree that, with respect to the terms of the Warrants, the Warrant Certificate or Global Warrant shall set forth the terms of the Warrants and, in the event of any conflict between the Warrant Certificate or the Global Warrant and this Agreement, the Warrant Certificate or the Global Warrant, as the case may be, shall control.

(d) The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price for all Warrants in the account of the Company maintained with the Warrant Agent for such purpose (or to such other account as directed by the Company in writing) and shall advise the Company via email at the end of each day on which funds for the exercise of any Warrant are received of the amount so deposited to its account..

(e) In case the Holder of any Warrant Certificate exercises fewer than all Warrants evidenced thereby and surrenders such Warrant Certificate in connection with such partial exercise, a new Warrant Certificate evidencing the number of Warrant Shares equivalent to the number of Warrant Shares remaining unexercised may be issued by the Warrant Agent to the Holder of such Warrant Certificate or to his duly authorized assigns in accordance with Section 2(d)(ii) of the Warrant, subject to the provisions of Section 6 hereof.

(f) Notwithstanding anything to the contrary herein, but without limiting the rights of the Holder to receive Warrant Shares on a “cashless exercise” and without limiting the liquidated damages provision in section 2(d)(i) and the Buy-In provision in Section 2(d)(iv), under no circumstances will the Company be required to net cash settle the exercise of any Warrants.

Section 8. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in canceled form, or, if surrendered to the Warrant Agent, shall be canceled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Warrant Agent shall deliver all canceled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company, subject to any applicable law, rule or regulation requiring the Warrant Agent to retain such canceled certificates.

Section 9. Certain Representations; Reservation and Availability of Ordinary Shares or Cash.

(a) This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and the Warrants have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Warrant Agent pursuant hereto and payment therefor by the Holders as provided in the Registration Statement, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits thereof; in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) As of the date hereof and prior to the Offering, the authorized capital stock of the Company consists of (i) 25,000,000 Ordinary Shares, of which 2,687,286 Ordinary Shares are issued and outstanding, and (ii) 5,000,000 shares of undesignated preferred stock, par value $0.0001 per share, none of which are issued and outstanding. As of the date hereof, 2,150,000 Ordinary Shares are reserved for issuance upon exercise of the Warrants, no Ordinary Shares are reserved for issuance upon the exercise of stock options, no Ordinary Shares are reserved for issuance upon the settlement of outstanding restricted stock units, and 376,406 Ordinary Shares are reserved for issuance upon the exercise of outstanding warrants. Except as disclosed in the Registration Statement, there are no other outstanding obligations, warrants, options or other rights to subscribe for or purchase from the Company any class of capital stock of the Company.

(c) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Ordinary Shares or its authorized and issued Ordinary Shares held in its treasury, free from preemptive rights, the number of Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants.

(d) The Warrant Agent will create a special account for the issuance of Ordinary Shares upon the exercise of Warrants.

(e) The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Warrant Certificates or certificates evidencing Ordinary Shares upon exercise of the Warrants. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for Ordinary Shares in a name other than that of the Holder of the Warrant Certificate evidencing Warrants surrendered for exercise or to issue or deliver any certificate for Ordinary Shares upon the exercise of any Warrants until any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the Holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due.

Section 10. Ordinary Share Record Date. Each Holder shall be deemed to have become the holder of record for the Warrant Shares pursuant to Section 2(d)(i) of the Warrants.

Section 11. Adjustment of Exercise Price, Number of Ordinary Shares or Number of the Company Warrants. The Exercise Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in Section 3 of the Warrant. In the event that at any time, as a result of an adjustment made pursuant to Section 3 of the Warrant, the Holder of any Warrant thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Ordinary Shares, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in Section 3 of the Warrant, and the provisions of Sections 7, 9 and 13 of this Agreement with respect to the Ordinary Shares shall apply on like terms to any such other shares. All Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price pursuant to the Warrant shall evidence the right to purchase, at the adjusted Exercise Price, the number of Ordinary Shares purchasable from time to time hereunder upon exercise of the Warrants, all subject to further adjustment as provided herein.

Section 12. Certification of Adjusted Exercise Price or Number of Ordinary Shares. Whenever the Exercise Price or the number of Ordinary Shares issuable upon the exercise of each Warrant is adjusted as provided in Section 11 or 13, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each Warrant as so adjusted, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent and with each transfer agent for the Ordinary Shares a copy of such certificate and (c) instruct the Warrant Agent to send a brief summary thereof to each Holder of a Warrant. The Company further agrees that it will provide the Warrant Agent with a summary of any new or amended exercise terms.

Section 13. Fractional Ordinary Shares.

(a) The Company shall not issue fractions of Warrants or distribute a Global Warrant or Warrant Certificates that evidence fractional Warrants. Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall reflect a rounding of such fraction either up or down to the nearest whole Warrant.

(b) The Company shall not issue fractions of Ordinary Shares upon exercise of Warrants or distribute stock certificates that evidence fractional Ordinary Shares. Whenever any fraction of an Ordinary Share would otherwise be required to be issued or distributed, the actual issuance or distribution in respect thereof shall be made in accordance with Section 2(d)(v) of the Warrant.

Section 14. Conditions of the Warrant Agent’s Obligations. The Warrant Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following to all of which the Company agrees and to all of which the rights hereunder of the Holders from time to time of the Warrant shall be subject:

(a) Compensation and Indemnification. The Company agrees promptly to pay the Warrant Agent the compensation detailed on Exhibit 2 hereto for all services rendered by the Warrant Agent and to reimburse the Warrant Agent for reasonable out-of-pocket expenses (including reasonable counsel fees) incurred without gross negligence, bad faith or willful misconduct finally adjudicated to have been directly caused by the Warrant Agent in connection with the services rendered hereunder by the Warrant Agent. The Company also agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Warrant Agent, finally adjudicated to have been directly caused by Warrant Agent hereunder, including the reasonable costs and expenses of defending against any claim of such liability.

(b) Agent for the Company. In acting under this Warrant Agreement and in connection with the Warrant Certificates, the Warrant Agent is acting solely as agent of the Company and does not assume any obligations or relationship of agency or trust for or with any of the Holders of Warrant Certificates or beneficial owners of Warrants.

(c) Counsel. The Warrant Agent may consult with counsel satisfactory to it, which may include counsel for the Company, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel.

(d) Documents. The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted by it in reliance upon any Warrant Certificate, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

(e) Certain Transactions. The Warrant Agent, and its officers, directors and employees, may become the owner of, or acquire any interest in, Warrants, with the same rights that it or they would have if it were not the Warrant Agent hereunder, and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Company and may act on, or as depositary, trustee or agent for, any committee or body of Holders of Warrant Securities or other obligations of the Company as freely as if it were not the Warrant Agent hereunder. Nothing in this Warrant Agreement shall be deemed to prevent the Warrant Agent from acting as trustee under any indenture to which the Company is a party.

(f) No Liability for Interest. Unless otherwise agreed with the Company, the Warrant Agent shall have no liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Warrant Certificates.

(g) No Liability for Invalidity. The Warrant Agent shall have no liability with respect to any invalidity of this Agreement or any of the Warrant Certificates (except as to the Warrant Agent's countersignature thereon).

(h) No Responsibility for Representations. The Warrant Agent shall not be responsible for any of the recitals or representations herein or in the Warrant Certificates (except as to the Warrant Agent's countersignature thereon), all of which are made solely by the Company.

(i) No Implied Obligations. The Warrant Agent shall be obligated to perform only such duties as are herein and in the Warrants specifically set forth and no implied duties or obligations shall be read into this Agreement or the Warrants against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any of the Warrants authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the Warrants. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in the Warrants or in the case of the receipt of any written demand from a Holder of a Warrant Certificate with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law.

Section 15. Purchase or Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any corporation succeeding to the corporate trust business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 17. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Warrants shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrants so countersigned; and in case at that time any of the Warrants shall not have been countersigned, any successor Warrant Agent may countersign such Warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrants shall have the full force provided in the Warrants and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrants so countersigned; and in case at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants either in its prior name or in its changed name; and in all such cases such Warrants shall have the full force provided in the Warrants and in this Agreement.

Section 16. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company, by its acceptance hereof, shall be bound:

(a) The Warrant Agent may consult with legal counsel reasonably acceptable to the Company (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company; and such certificate shall be full authentication to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) Subject to the limitation set forth in Section 14, the Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct, or for a breach by it of this Agreement.

(d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except its countersignature thereof) by the Company or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of Ordinary Shares required under the provisions of Section 11 or 13 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f) Each party hereto agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the other party hereto for the carrying out or performing by any party of the provisions of this Agreement.

(g) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer or Chief Financial Officer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided Warrant Agent carries out such instructions without gross negligence, bad faith or willful misconduct.

(h) The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

(j) The Warrant Agent shall forward funds received for Warrant exercises by the third Business Day following the date such funds are received by the Warrant Agent by wire transfer to an account designated by the Company.

Section 17. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing sent to the Company and to each transfer agent of the Ordinary Shares, and to the Holders of the Warrant Certificates. The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, sent to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Ordinary Shares, and to the Holders of the Warrant Certificates. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Holder of a Warrant Certificate (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of a state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Ordinary Shares, and mail a notice thereof in writing to the Holders of the Warrant Certificates. However, failure to give any notice provided for in this Section 17, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 18. Issuance of New Warrants. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue a new Global Warrant or Warrant Certificates, if any, evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price per share and the number or kind or class of shares of stock or other securities or property purchasable under the Global Warrant or Warrant Certificates, if any, made in accordance with the provisions of this Agreement.

Section 19. Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the Holder of any Warrant Certificate to or on the Company, (ii) subject to the provisions of Section 17, by the Company or by the Holder of any Warrant Certificate to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the Holder of any Warrant Certificate, shall be deemed given (a) on the date delivered, if delivered personally, (b) on the first Business Day following the deposit thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, (c) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), and (d) the date of transmission, if such notice or communication is delivered via facsimile or email attachment at or prior to 5:30 p.m. (New York City time) on a Business Day and (e) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Company, to:

Reebonz Holding Ltd.

5 Tampines North Drive 5

#07-00

Singapore 528548

Attention: Samuel Lim

Email: Samuel.lim@reebonz.com

(b)	If to the Warrant Agent, to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Margaret Lloyd

Email: mlloyd@continentalstock.com

(c) If to the Holder of any Warrant Certificate, to the address of such Holder as shown on the registry books of the Company. Any notice required to be delivered by the Company to the Holder of any Warrant may be given by the Warrant Agent on behalf of the Company. Notwithstanding any other provision of this Agreement, where this Agreement provides for notice of any event to a Holder of any Warrant Certificate, for a Global Warrant, such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the procedures of the Depositary or its designee

For any notice delivered by email to be deemed given or made, such notice must be followed by notice sent by overnight courier service to be delivered on the next business day following such email, unless the recipient of such email has acknowledged via return email receipt of such email.

Section 20. Supplements and Amendments.

(a) The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the Holders of the Warrants Certificates in any material respect.

(b) In addition to the foregoing, with the consent of Holders of Warrants, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Warrant Agreement or modifying in any manner the rights of the Holders of the Warrant Certificates; provided, however, that no modification of the terms (including but not limited to the adjustments described in Section 11) upon which the Warrants are exercisable or reducing the percentage required for consent to modification of this Agreement may be made without the consent of the Holder of each outstanding warrant certificate affected thereby. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment complies with the terms of this Section 20.

Section 21. Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 22. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Company, the Holders of Warrant Certificates and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrant Certificates.

Section 23. Governing Law. This Agreement and each Warrant issued hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

Section 24. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 25. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 26. Information. The Company agrees to promptly provide to the Holders of the Warrants any information it provides to all holders of the Ordinary Shares, except to the extent any such information is publicly available on the EDGAR system (or any successor thereof) of the Securities and Exchange Commission.

Section 27. Force Majeure. Notwithstanding anything to the contrary contained herein, Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest, it being understood that the Warrant Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

REEBONZ HOLDING LIMITED

By:	/s/ Samuel Lim
Name:	Samuel Lim
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name:	Henry Farrell
Title:	Vice President

Annex A: Form of Warrant Certificate Request Notice

WARRANT CERTIFICATE REQUEST NOTICE

To: Continental Stock Transfer & Trust Company as Warrant Agent for Reebonz Holding Limited (the “Company”)

The undersigned Holder of Ordinary Share Purchase Warrants (“Warrants”) in the form of Global Warrants issued by the Company hereby elects to receive a Warrant Certificate evidencing the Warrants held by the Holder as specified below:

1.	Name of Holder of Warrants in form of Global Warrants: _____________________________

2.	Name of Holder in Warrant Certificate (if different from name of Holder of Warrants in form of Global Warrants): ________________________________

3.	Number of Warrants in name of Holder in form of Global Warrants: ___________________

4.	Number of Warrants for which Warrant Certificate shall be issued: __________________

5.	Number of Warrants in name of Holder in form of Global Warrants after issuance of Warrant Certificate, if any: ___________

6.	Warrant Certificate shall be delivered to the following address:

______________________________

______________________________

______________________________

______________________________

The undersigned hereby acknowledges and agrees that, in connection with this Warrant Exchange and the issuance of the Warrant Certificate, the Holder is deemed to have surrendered the number of Warrants in form of Global Warrants in the name of the Holder equal to the number of Warrants evidenced by the Warrant Certificate.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ____________________________________________________

Signature of Authorized Signatory of Investing Entity: ______________________________

Name of Authorized Signatory: ________________________________________________

Title of Authorized Signatory: _________________________________________________

Date: _______________________________________________________________

Exhibit 1: Form of Warrant

ORDINARY SHARE PURCHASE WARRANT

CUSIP – G7457R130

REEBONZ HOLDING LIMITED

Warrant Shares: [•]	Initial Exercise Date: April 17, 2019

THIS ORDINARY SHARE PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on April 17, 2024 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Reebonz Holding Limited, an exempted company incorporated in the Cayman Islands (the “Company”), up to ______ Ordinary Shares (as subject to adjustment hereunder, the “Warrant Shares”). The purchase price of one Ordinary Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). This Warrant shall initially be issued and maintained in the form of a security held in book-entry form and the Depository Trust Company or its nominee (“DTC”) shall initially be the sole registered holder of this Warrant, subject to a Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, in which case this sentence shall not apply.

Section 1. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the bid price of the Ordinary Shares for the time in question (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Shares so reported, or (d) in all other cases, the fair market value of a Ordinary Share as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Ex.1-1

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ordinary Shares” means the ordinary shares, par value US$0.0008 per share, of the Company.

“Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Registration Statement” means the Company’s registration statement on Form F-1 (File No. 333-229839) and any prospectus included therein in compliance with Rule 424(b) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the Ordinary Shares is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company with a mailing address of 1 State Street, 30th Floor, New York, New York 10004, a phone number of (212) 509-4000 and an email address of kjennings@continentalstock.com, and any successor transfer agent of the Company.

Ex.1-2

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Shares so reported, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrant Agency Agreement” means that certain warrant agency agreement, dated on or about the Initial Exercise Date, between the Company and the Warrant Agent.

“Warrant Agent” means the Transfer Agent and any successor warrant agent of the Company.

“Warrants” means this Warrant and other Ordinary Share purchase warrants issued by the Company pursuant to the Registration Statement.

Section 2.Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Warrant Agent, with a copy to the Company at samuel.lim@reebonz.com, of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Warrant Agent until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice from the Warrant Agent. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

Ex.1-3

Notwithstanding the foregoing in this Section 2(a), a holder whose interest in this Warrant is a beneficial interest in certificate(s) representing this Warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect exercises made pursuant to this Section 2(a) by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable), subject to a Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, in which case this sentence shall not apply.

Notwithstanding anything to the contrary herein, under no circumstances will the Company be required to net cash settle the exercise of this Warrant.

b) Exercise Price. The exercise price per Ordinary Share under this Warrant shall be $5.00, subject to adjustment hereunder (the “Exercise Price”).

c) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Ordinary Shares on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

Ex.1-4

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

iii. If Warrant Shares are issued in such a cashless exercise pursuant to this Section 2(c), the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

d) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) this Warrant is being exercised via cashless exercise, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Ordinary Shares on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Exercise.

Ex.1-5

ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, cause the Warrant Agent to deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date (other than any such failure that is solely due to any action or inaction by the Holder with respect to such exercise), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Ordinary Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Ordinary Shares upon exercise of the Warrant as required pursuant to the terms hereof.

Ex.1-6

v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Ex.1-7

e) Holder’s Exercise Limitations. The Warrant Agent shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%) of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Ex.1-8

Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of the Ordinary Shares any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Adjustment Upon Issuance of Ordinary Shares. If and whenever on or after the date of issuance (the “Issuance Date”), the Company issues or sells, or in accordance with this Section 3(b) is deemed to have issued or sold, any Ordinary Share Equivalents (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company but excluding any equity awards issued in compensatory circumstance pursuant to equity incentive compensation plans duly adopted for such purpose, by a majority of the non-employee members of the board of directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company) issued or sold or deemed to have been issued or sold for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Exercise Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately upon such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price and the New Issuance Price under this Section 3(b)), the following shall be applicable:

i. Issuance of Options. If the Company in any manner grants or sells any rights, warrants or options to subscribe for or purchase shares of preferred stock and/or Ordinary Shares or Ordinary Share Equivalents (“Options”) and the lowest price per share for which one Ordinary Share is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 3(b)(i), the “lowest price per share for which one Ordinary Share is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one Ordinary Share is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof. Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares or of such Ordinary Share Equivalents upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Ordinary Share Equivalents.

Ex.1-9

ii. Issuance of Ordinary Share Equivalents. If the Company in any manner issues or sells any Ordinary Share Equivalents and the lowest price per share for which one Ordinary Share is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Exercise Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Ordinary Share Equivalents for such price per share. For the purposes of this Section 3(b)(ii), the “lowest price per share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one Ordinary Share upon the issuance or sale of the Common Stock Equivalent and upon conversion, exercise or exchange of such Common Stock Equivalent or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Common Stock Equivalent for which one Ordinary Share is issuable upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Ordinary Share Equivalent (or any other Person) upon the issuance or sale of such Ordinary Share Equivalent plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Ordinary Share Equivalent (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Ordinary Share Equivalents or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Ordinary Share Equivalents is made upon exercise of any Options for which adjustment of the Warrant has been or is to be made pursuant to other provisions of this Section 3(b), except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

iii. Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Ordinary Share Equivalents, or the rate at which any Ordinary Share Equivalents are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a)), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Ordinary Share Equivalents provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(b)(iii), if the terms of any Option or Ordinary Share Equivalents that was outstanding as of the Issuance Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Ordinary Share Equivalents and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

Ex.1-10

iv. Calculation of Consideration Received. If any Option and/or Ordinary Share Equivalent and/or Adjustment Right (as defined below) is issued, pursuant to Sections 3(b)(i), 3(b)(ii) or 3(b)(iii), in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such Option and/or Ordinary Share Equivalent and/or Adjustment Right, the “Secondary Securities” and together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per Ordinary Share with respect to such Primary Security shall be deemed to be the lowest of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Ordinary Share Equivalent, the lowest price per share for which one Ordinary Share is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 3(b)(i) or 3(b)(ii) above and (z) the lowest VWAP of the Ordinary Shares on any Trading Day during the four Trading Day period immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the Trading Market on a Trading Day, such Trading Day shall be the first Trading Day in such four Trading Day period). If any Ordinary Shares, Options or Ordinary Share Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any Ordinary Shares, Options or Ordinary Share Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any Ordinary Shares, Options or Ordinary Share Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Ordinary Share Equivalents (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. For purposes of hereof, “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with this Section 3(b)) of Ordinary Shares (other than rights of the type described in Section 3(f) and (g) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

Ex.1-11

v. Holder’s Right of Alternative Exercise Price. In addition to and not in limitation of the other provisions of this Section 3, if the Company in any manner, pursuant to Sections 3(b)(i), 3(b)(ii) or 3(b)(iii), issues or sells or enters into any agreement to issue or sell, any Ordinary Shares, Options or Ordinary Share Equivalents (any such securities, “Variable Price Securities”) after the date the Company enters into the Purchase Agreement that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for Ordinary Shares pursuant to such Options or Ordinary Share Equivalents, as applicable, at a price which varies or may vary with the market price of the Ordinary Shares, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via a facsimile and overnight courier to the Holder on the date of such agreement and/or the issuance of such Ordinary Share Equivalents or Options, as applicable. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Exercise Price upon exercise of this Warrant by designating in the Notice of Exercise delivered upon any exercise of this Warrant that solely for purposes of such exercise the Holder is relying on the Variable Price rather than the Exercise Price then in effect. The Holder’s election to rely on a Variable Price for a particular exercise of this Warrant shall not obligate the Holder to rely on a Variable Price for any future exercise of this Note.

vi. Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Ordinary Share Equivalents or (B) to subscribe for or purchase Ordinary Shares, Options or Ordinary Share Equivalents, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Ex.1-12

d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all of holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). To the extent that this Warrant has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised this Warrant.

e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, if, at any time while this Warrant is outstanding, a Fundamental Transaction occurs, pursuant to the terms of this Section 3(e), the Holder shall not be entitled to receive more than one of (i) the consideration receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fudamental Transaction, or (ii) the assumption by the Successor Entity of all of the obligations of the Company under tis Warrant and the option to receive a security of the Successor Entity evidence by a written instrument in form and substance reasonably satisfactory to the Holder and approved as aforesaid.

Ex.1-13

f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report of Foreign Issuer on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. Transfer of Warrant.

a) Transferability. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Warrant Agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer accompanied by reasonable evidence of authority of the party making such request that may be required by the Warrant Agent including but not limited to, the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association. Upon such surrender and, if required, such payment, the Company and the Warrant Agent shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

Ex.1-14

b) New Warrants. If this Warrant is not held in global form through DTC (or any successor depositary), this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Warrant Agent shall register this Warrant, upon records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company and the Warrant Agent may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

a) No Rights as Member Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a member of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant held in book entry or electronic form held through Cede & Co., a nominee of The Depository Trust Company, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and cause the Warrant Agent to deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

Ex.1-15

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). Except and to the extent as waived or consented to by the holders of a majority of the then outstanding Warrants (based on the number of Warrant Shares underlying such Warrants), the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

Ex.1-16

e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that any legal proceedings concerning the interpretation, enforcement and defense of this Warrant may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Notwithstanding the foregoing, nothing in this Section 5(e) shall limit or restrict the federal district court in which a Holder may bring a claim under federal securities laws. If any party shall commence an action or proceeding to enforce any provisions of this Warrant, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by facsimile or e-mail (except with respect to the Warrant Agent), or sent by a nationally recognized overnight courier service, addressed to the Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Margaret Lloyd, Email: mlloyd@continentalstock.com or to the Company at 5 Tampines North Drive 5, #07-00, Singapore 528548, Attention: Chief Executive Officer, E-mail: Samuel.lim@reebonz.com, or such other facsimile number, email address or address as the Company may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile or e-mail, as applicable, at the facsimile number (with confirmation) or at the e-mail address as provided in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) or e-mail at the facsimile number or at the e-mail address as provided in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the first Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report of Foreign Issuer on Form 6-K.

Ex.1-17

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a member of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and holders of a majority of the then outstanding Warrants (based on the number of Warrant Shares then underlying such Warrants), provided that if any amendment, modification or waiver disproportionately and adversely impacts a Holder (or group of Holders), the consent of such disproportionately impacted Holder (or group of Holders) shall also be required.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

o) Warrant Agency Agreement. This Warrant is issued subject to the Warrant Agency Agreement. To the extent any provision of this Warrant conflicts with the express provisions of the Warrant Agency Agreement, the provisions of this Warrant shall govern and be controlling.

********************

(Signature Page Follows)

Ex.1-18

IN WITNESS WHEREOF, each of the Company and the Warrant Agent has caused this Warrant to be executed by its respective officer thereunto duly authorized as of the date first above indicated.

REEBONZ HOLDING LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:Vice President

Ex.1-19

NOTICE OF EXERCISE

To: reebonz holding limited

(1)	The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)	Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)	Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

[SIGNATURE OF HOLDER]

Name of Investing Entity: ______________________________________________________

Signature of Authorized Signatory of Investing Entity: ________________________________

Name of Authorized Signatory: __________________________________________________

Title of Authorized Signatory: ____________________________________________________

Date: __________________________________

Ex.1-20

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:
Email Address:

Dated: _______________ __, ______
Holder’s Signature:
Holder’s Address:

 Ex. 1-21